Exhibit 99.1
Synthesis Energy Systems Announces Fiscal Year 2010 Financial Results
— Company Reports Revenue Growth and Improved Performance —
HOUSTON, September 16, 2010 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX), an advanced technology company that provides equipment, technology and engineering services for the conversion of ultra low cost feedstocks into high value energy and chemical products, today announced financial results for the fiscal year ended June 30, 2010.
“Fiscal 2010 was a year of important accomplishments for our Company despite significant challenges in the global economy,” stated Robert Rigdon, President and CEO. “Highlights for the year include the validation of our U-GAS® technology platform resulting from the successful operation of a commercial-scale facility in China, the launch of our technology licensing initiative, investment in the Yima project and the signing of our first technology licensing agreement.”
Mr. Rigdon continued, “As we enter fiscal 2011, we are well-positioned for growth with our U-GAS® technology that gasifies low-cost feedstocks for conversion into affordable fuels, chemicals and power. We are seeing significant new interest in our technology from potential licensees and joint venture partners, particularly in emerging markets such as China, Turkey, India, Singapore and Vietnam. Currently, we are evaluating numerous opportunities that include small scale, low-cost, coal-to-power projects where multiple units are possible, as well as low-cost coal-to-syngas operations for steel manufacturing plants. We believe that these emerging markets, where large-scale infrastructure is lacking and low-cost feedstocks are abundant, may provide a more rapid path to revenue generation and profitability.”
Fourth Quarter 2010 Financial Results (Unaudited)
For the fourth quarter ended June 30, 2010, the Company reported total revenues of $1.8 million, an increase of 52% compared to the fourth quarter of 2009. Revenues for the fourth quarter declined 32% from the third quarter primarily as a result of reduced product sales at the Hai Hua facility.
Cost of sales and plant operating expenses for the fourth quarter of 2010 declined to $1.5 million from $2.2 million in the fourth quarter of 2009 and from $2.7 million in the third quarter of 2010 in both cases due to improved operations and to lower utilization at the Hai Hua facility.
General and administrative expenses were $2.8 million, a 17% decline from the prior quarter and a 13% decline on a year-over-year basis in both cases due mainly to reduced corporate personnel and associated costs.
The Company’s operating loss for the fourth quarter ended June 30, 2010, was $3.7 million versus $6.6 million for the comparable 2009 quarter and $5.2 million for the third quarter of 2010. The operating loss reduction was attributable mainly to the operating results of the Hai Hua facility and reduced G&A.

The Company has been experiencing reduced syngas production at the Hai Hua joint venture plant due to customer outages not associated with the plant. Discussions are ongoing for the expansion of this facility and the Company has continued to receive the capacity fee despite the unplanned outages.
Fiscal 2010 Financial Results (Unaudited)
For the fiscal year ended June 30, 2010, total revenues more than tripled, to $9.3 million versus $2.1 million for fiscal 2009. These results included $7.8 million of product sales primarily at the Hai Hua facility due to the plant’s increased availability for production, increased syngas volume offtake, and increased byproduct sales.
Other related party revenue during the year ended June 30, 2010, of approximately $0.6 million was generated for engineering services provided to the Yima joint ventures during the year. Technology licensing and related services revenues were $0.7 million for the year ended June 30, 2010, and were generated from feasibility studies and other technical services provided in association with the Company’s licensing business.
Cost of sales and plant operating expenses for fiscal 2010 were $8.6 million versus $7.4 million in fiscal 2009. The increase was due to the increase in syngas production at the Hai Hua facility during fiscal 2010. A majority of the costs during fiscal 2009 were incurred prior to the plant achieving commercial operations status in December 2008.
General and administrative expenses for fiscal 2010 were $12.2 million versus $16.4 million for fiscal 2009. The decrease resulted from organizational improvements that resulted in decreases in corporate personnel and associated costs as well as consulting and professional fees.
Project and technical development expenses for fiscal 2010 were $1.9 million versus $3.5 million for fiscal 2009, and included a $0.9 million charge for a consulting fee related to the financial closing of the Yima project, and costs for U-GAS® technology development.
The Company’s operating loss for fiscal 2010, inclusive of non-cash charges, fell to $24.8 million compared to an operating loss of $30.1 million for the 2009 fiscal year.
At June 30, 2010, the Company had cash and cash equivalents of $42.6 million and working capital of $38.3 million.
Corporate Highlights:
•
At the Hai Hua joint venture facility in China, the Company successfully demonstrated the reliability and versatility of its U-GAS® coal gasification technology using low quality lignite coal from Inner Mongolia as well as numerous local high ash coals.

•	The Company completed its equity investment in the first phase of the Yima project.
•	The Company launched its third party licensing business and signed its first technology licensing agreement.
•	The Company has identified and is engaged in discussions for multiple new business development opportunities in China and other emerging markets worldwide.

•
Coalworks Ltd., a strategic partner of the Company in Australia, received a positive gasification test report from the Gas Technology Institute in Chicago indicating that its Oaklands coal is suitable for U-GAS®. This test was performed as part of the feasibility study we undertook for the Oaklands coal-to-gas plant, which was announced on February 12, 2009. The completed feasibility study has been delivered to Coalworks.

•	The Company strengthened its engineering and technical team in order to continue to advance our technology and to support additional licensing and joint venture opportunities.
•	The Company continues to expand its intellectual property strategy increasing its patents in process to 13.
•
Senior executives of the Company participated in the Obama Administration’s first cabinet-level trade mission to China in May, headed by U.S. Commerce Secretary Gary Locke. The trade mission was conducted to promote U.S. exports in technologies related to clean energy, energy efficiency, and electric energy storage, transmission and distribution.

Yima Progress Report
Yima has recently communicated to us their recommendation to convert the existing project from methanol production to glycol production. The Company is confident that Yima is committed to the success of this project and the Company is willing to support this scope change as long as the Company’s risk/return profile remains attractive. The Company and Yima have agreed to work diligently to reach an agreement on appropriate modifications to the projects’ joint ventures.
Outlook
“Over the long term, we expect to create value for our partners and our shareholders by monetizing our technology, products and solutions with the combination of our technology with low quality coal and also biomass resources, as well as capitalizing on our competitive advantages and industry expertise while controlling costs. Our proven technology for converting some of the world’s most challenging and low cost coal feedstocks as well as biomass into value-added products, combined with the strong interest we are seeing from potential licensees and joint venture partners, supports our belief that our strategy is the right approach. This is a very exciting time for us and we appreciate the confidence and patience shown by our loyal shareholders,” Mr. Rigdon added.
Conference Call Information
Senior management will hold a conference call today at 8:00 a.m. Eastern Time to review the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2010, and provide an update on corporate developments.
To access the live webcast, please log onto the Company’s website at www.synthesisenergy.com. Alternatively, callers may participate in the conference call by dialing (612) 332-0345. An archived version of the webcast will be available on the website through October 29, 2010. A telephone replay of the conference call will be available approximately two hours after the completion of the call through September 24, 2010. Callers can access the replay by dialing (320) 365-3844; the PIN access number is 170392

About Synthesis Energy Systems, Inc.
Synthesis Energy Systems provides advanced technology products, including its U-GAS® fluidized bed gasification technology and related services and equipment, to enable the clean conversion of low cost coal and biomass feedstocks into high value energy and chemical products, such as transportation fuel and ammonia. U-GAS® technology, which the Company licenses from the Gas Technology Institute, gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. The Company currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the Company’s early stage of development, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the Hai Hua joint venture project, its ability to complete the expansion of the Hai Hua project, approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, and the sufficiency of internal controls and procedures. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe
Vice President of Investor Relations
(713) 579-0600
ann.tanabe@synthesisenergy.com
MBS Value Partners, LLC
Matthew D. Haines
Managing Director
(212) 710-9686
Matt.Haines@mbsvalue.com

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	June 30,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$42,573	$90,420
Accounts receivable	2,672	1,333
Prepaid expenses and other currents assets	1,875	689
Inventory	983	780

Total current assets	48,103	93,222
Construction-in-progress	565	6,078
Property, plant and equipment, net	35,316	37,713
Intangible asset, net	1,272	1,386
Investment in Yima joint ventures	32,430	1,500
Other long-term assets	2,895	6,237

Total assets	$120,581	$146,136

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$7,008	$8,828
Deferred revenue	522	—
Current portion of long-term bank loan	2,268	2,254

Total current liabilities	9,798	11,082
Long-term bank loan	6,744	8,958

Total liabilities	16,542	20,040

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 48,337 and 48,118 shares issued and outstanding, respectively	483	481
Additional paid-in capital	198,720	196,441
Deficit accumulated during development stage	(96,449)	(74,701)
Accumulated other comprehensive income	1,836	1,598

Total stockholders’ equity	104,590	123,819
Noncontrolling interests in subsidiaries	(551)	2,277

Total equity	104,039	126,096

Total liabilities and equity	$120,581	$146,136

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2009
Revenue:
Product sales and other — related parties	$1,429	$2,297	$1,168
Technology licensing and related services	343	324	—

Total revenue	1,772	2,621	1,168

Costs and Expenses:
Costs of sales and plant operating expenses	1,538	2,736	2,207
General and administrative expenses	2,818	3,401	3,245
Project and technical development expenses	32	286	1,362
Stock-based compensation expense	473	741	283
Depreciation and amortization	566	666	718

Total costs and expenses	5,427	7,830	7,815

Operating loss	(3,655)	(5,209)	(6,647)

Non-operating (income) expense:
Equity in (income) losses — Yima joint ventures	(15)	4	—
Interest income	(44)	(38)	(84)
Interest expense	146	178	179

Net loss	(3,742)	(5,353)	(6,742)
Less: net loss attributable to noncontrolling interests	53	72	49

Net loss attributable to stockholders	$(3,689)	$(5,281)	$(6,693)

Net loss per share:
Basic and diluted	$(0.08)	$(0.11)	$(0.14)

Weighted average common shares outstanding:
Basic and diluted	48,326	48,198	48,037

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Year Ended
	June 30,	June 30,
	2010	2009
Revenue:
Product sales and other — related parties	$8,423	$1,852
Technology licensing and related services	732	—
Other	146	250

Total revenue	9,301	2,102

Costs and Expenses:
Costs of sales and plant operating expenses	8,621	7,449
General and administrative expenses	12,220	16,395
Project and technical development expenses	1,873	3,546
Stock-based compensation expense	2,179	1,869
Asset impairment loss	6,575	—
Depreciation and amortization	2,674	2,905

Total costs and expenses	34,142	32,164

Operating loss	(24,841)	(30,062)

Non-operating (income) expense:
Equity in losses — Yima joint ventures	39	—
Interest income	(133)	(1,742)
Interest expense	668	959

Net loss	(25,415)	(29,279)
Less: net loss attributable to noncontrolling interests	3,667	703

Net loss attributable to stockholders	$(21,748)	$(28,576)

Net loss per share:
Basic and diluted	$(0.45)	$(0.60)

Weighted average common shares outstanding:
Basic and diluted	48,230	48,017